Exhibit No. 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Barnwell Industries, Inc.:

We hereby consent to the incorporation by reference in the following Registration Statements and prospectus:

1.Form S-3 No. 333-254365 pertaining to the at-the-market offering program pursuant to which the Company may offer and sell, from time to time, shares of its common stock under price and volume guidelines set by the Company's Board of Directors and the terms and conditions described in the Registration Statement, and
2.Form S-8 No. 333-251471 pertaining to the 2018 Employee Incentive Plan of Barnwell Industries, Inc.

our report dated December 21, 2021, with respect to the consolidated balance sheets as of September 30, 2021 and 2020 of Barnwell Industries, Inc. and subsidiaries and related consolidated statements of operations, comprehensive income (loss), equity (deficit) and cash flows for the years then ended, and related notes, which report appears in the September 30, 2021 Annual Report on Form 10-K of Barnwell Industries, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statements and prospectus.

/s/ WEAVER AND TIDWELL, L.L.P.
Dallas, Texas
December 21, 2021